EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Alliqua BioMedical, Inc. on Form S-3 [File No. 333-197844] and Forms S-8 [File No. 333-193513], [File No. 333-206133] and [File No. 333-222254] of our report dated February 22, 2019, with respect to our audits of the consolidated financial statements of Alliqua BioMedical, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K of Alliqua BioMedical, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp
New York, NY
February 22, 2019